ARTICLES OF AMENDMENT TO THE
                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          THE NETWORK CONNECTION, INC.

                              --------------------


         This Articles of Amendment to the Second Amended and Restated Articles of Incorporation (the "Amendment") is being executed as of October 6, 1999, for the purpose of amending the Second Amended and Restated Articles of Incorporation of The Network Connection, Inc. (the "Company"), pursuant to
Section 14-2-602 of the Georgia Business Corporation Code.

         NOW, THEREFORE, the undersigned hereby certifies as follows:

         FIRST: The name of the Corporation is THE NETWORK CONNECTION, INC.

         SECOND: That on May 5, 1999 the Corporation filed Articles of Amendment to the Second Amended and Restated Articles of Incorporation authorizing the creation of sixteen hundred (1,600) shares of Series C 8% Convertible Preferred Stock.

         THIRD: That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, said Board of Directors, at a meeting of the Board of Directors, approved and adopted a resolution providing for the amendment of the terms of the Company's Series C 8% Convertible Preferred Stock, which resolution is as follows:

         RESOLVED, that pursuant to Article V of the Second Amended and Restated Articles of Incorporation of the Company, there be and hereby is authorized an amendment to the terms of the Company's Series C 8% Convertible Preferred Stock (the "Series C Preferred Stock"), which amendment shall be as follows:

         1. The first paragraph of Article V of the Second Amended and Restated Articles of Amendment to the Articles of Incorporation of the Company creating the terms and conditions of the Series C 8% Preferred Stock be, and it hereby is, amended in its entirety to read as follows:

         RESOLVED, that pursuant to Article V of the Second Amended and Restated Articles of Incorporation of the Company, there be and hereby is authorized and created one series of Preferred Stock, hereby designated as Series C 8% Convertible Preferred Stock to consist of Three Thousand (3,000) shares with a par value of $.01 per share and a Stated Value of $1,000.00 per share (the
"Stated  Value"),   and  that  the   designations,   preferences  and  relative,
participating, optional or other rights of the Series C 8% Convertible Preferred Stock (the "Series C Preferred Stock") and qualifications, limitations or restrictions thereof, shall be as follows:
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         FOURTH:  This  Amendment  was approved and duly adopted by the Board of
Directors as of July 23, 1999, in the manner required by Section 14-2-602 of the Georgia Business Corporation Code, and Shareholder approval was not required.


         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by a duly authorized officer on this 6th day of October, 1999.


                                           THE NETWORK CONNECTION, INC., a
                                           Georgia corporation


                                           By:
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                                           Name:
                                                   ----------------------------

                                           Title:
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